UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

March 14, 2014

Date of Report (date of earliest event reported)

ADVENT SOFTWARE, INC.

(Exact name of Registrant as specified in its charter)

State of Delaware	0-26994	94-2901952
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

600 Townsend Street

San Francisco, California 94103

(Address of principal executive offices)

(415) 543-7696

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 4d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 14, 2014, the Compensation Committee (the “Committee”) of the Board of Directors of Advent Software, Inc. (the “Company”) approved (i) an amended and restated Executive Severance Plan covering members of the Company’s executive management team (other than the chief executive officer), including James S. Cox, the Executive Vice President and Chief Financial Officer, Todd J. Gottula, the Executive Vice President, Global Solutions Development and Chief Technology Officer, Christopher J. Momsen, Executive Vice President, Global Sales and Solutions, and Anthony E. Sperling, Executive Vice President, Global Client Experience (the “EMT Plan”), and (ii) a new Chief Executive Officer Severance Plan applicable to the Company’s Chief Executive Officer, David Peter F. Hess, Jr. (the “CEO Plan”).

The CEO Plan and the EMT Plan will replace the terms of the Company’s existing Executive Severance Plan.   The following summary of the severance plans is qualified in its entirety by reference to the full text of the CEO Plan and EMT Plan attached to this Current Report as Exhibit 10.1 and 10.2 and incorporated herein in their entirety.

Term.  Both the CEO Plan and the EMT Plan have initial terms of three (3) years and shall renew automatically for successive three (3) year terms unless the Committee elects, in its discretion, to terminate or amend one or both plans at the end of the initial term or any renewal term.

Non-Change of Control Severance Benefits.  In the event a covered executive is terminated without “cause” and not in connection with a “change of control” (as such terms are defined in the applicable plan), (A) the EMT Plan provides severance of (i) 12 months continued base salary, (ii) 12 months continued Company-paid health coverage, (iii) 12-months additional vesting for all time- and performance-vesting equity awards granted prior to the effective date of the EMT Plan, and (iv) vesting of performance-vested equity awards granted after the effective date of the EMT Plan based on actual performance applied to a pro-rated target number of shares; and (B) the CEO Plan provides severance of (i) 24 months continued base salary, (ii) 18 months continued Company-paid health coverage, (iii) a lump-sum payment equal to 100% of the executive’s actual annual performance bonus for the prior year, and (iv) terms similar to the EMT Plan described above with respect to equity awards granted before the effective date of the CEO Plan and the vesting of performance-vested equity awards granted after the effective date of the CEO Plan.

Change in Control Severance Benefits.  In the event a covered executive is terminated without “cause” or resigns for “good reason” and such termination occurs within the period beginning 3 months prior to and ending 12 months following a “change of control” (as such terms are defined in the applicable plan), (A) the EMT Plan provides severance of (i) 12 months continued base salary, (ii) 12 months continued Company health benefits, (iii) a payment equal to 100% of the executive’s annual target performance bonus for the year of termination; (iv) 30 months additional vesting for all time- and performance-vesting equity awards granted prior to the effective date of the EMT Plan, and (v) 48 months additional vesting for time-vesting equity awards and 36 months additional vesting for performance-vested equity awards granted after the effective date of the EMT Plan; and (B) the CEO Plan provides severance of (i) 24 months continued base salary, (ii) 18 months continued Company-paid health coverage, (iii) a payment equal to 150% of the executive’s annual target performance bonus for the year of termination; and (iv) terms similar to the EMT Plan described above with respect to equity awards granted before the effective date of the CEO Plan and the vesting of time-and performance-vested equity awards granted after the effective date of the CEO Plan.

Conditions to Receipt of Severance.  The receipt of severance payments and benefits under the CEO Plan and the Executive Plan is contingent upon the executive timely signing and not revoking a release of claims in favor of the Company.

Excise Tax.  In the event that the severance payments and other benefits payable to an executive constitute “parachute payments” under Section 280G of the U.S. tax code and would be subject to the applicable excise tax, then the executive’s severance benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by the executive on an after-tax basis of the greatest amount of benefits.  No excise tax gross-ups are provided for in the plans.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed as part of this Current Report on Form 8-K:

Exhibit	Description

10.1	Chief Executive Officer Severance Plan

10.2	Executive Severance Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

ADVENT SOFTWARE, INC.

	By:	/s/ Randall Cook
Randall Cook
SVP, General Counsel & Corporate Secretary
Dated: March 20, 2014

EXHIBIT INDEX

Exhibit	Description

10.1	Chief Executive Officer Severance Plan

10.2	Executive Severance Plan